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EXHIBIT 12.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-12416 on Form F-3 of Banco Santander Central Hispano, S.A. of our report dated January 31, 2003 (except for Note 27 as to which the date is June 16, 2003) appearing in this Annual report on Form 20-F of Banco Santander Central Hispano, S.A. for the year ended December 31, 2002.

DELOITTE & TOUCHE ESPAÑA, S.L.

Madrid, Spain
June 16, 2003